Exhibit 99.1

Roadrunner Announces Closing of $450 Million Rights Offering

Downers Grove, IL (BUSINESS WIRE) — February 27, 2019 – Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced the closing of its fully backstopped $450 million rights offering. At the closing, which was completed yesterday, Roadrunner sold and issued an aggregate of 900,000,000 new shares of common stock at the subscription price of $0.50 per share.

An aggregate of 177,676,223 shares were purchased pursuant to the exercise of basic subscription rights and over-subscription rights from stockholders of record during the subscription period, including from the exercise of basic subscription rights by stockholders who are funds affiliated with Elliott Management Corporation (collectively, “Elliott”). In addition, Elliott purchased an aggregate of 722,323,777 additional shares pursuant to the previously announced commitment from Elliott to purchase all unsubscribed shares of common stock in the rights offering (the “backstop commitment”).

The company obtained the backstop commitment from Elliott to ensure that the rights offering would be fully subscribed and that the company would raise $450 million in gross proceeds from the rights offering. Based on the final results, Elliott purchased a total of 843,632,693 shares of the company’s common stock between its basic subscription rights and backstop commitment, and now beneficially owns approximately 90.4% of the company’s common stock.

The net proceeds from the rights offering and backstop commitment have been used to fully redeem the company’s outstanding shares of its preferred stock and to pay related accrued and unpaid dividends. Proceeds have also been used to pay fees and expenses in connection with the rights offering and backstop commitment. The company has retained in excess of $30 million of net cash proceeds to be used for general corporate purposes. The purpose of the rights offering was to improve and simplify the company’s capital structure in a manner that gave the company’s existing stockholders the opportunity to participate on a pro rata basis.

“We believe the simplification and improvement of our capital structure accomplished through the rights offering will support our long-term business plans and increase the speed and likelihood of a full operational recovery for Roadrunner,” said Curt Stoelting, Chief Executive Officer of Roadrunner.

Greenberg Traurig, LLP served as legal counsel to Roadrunner Transportation Systems, Debevoise & Plimpton LLP served as legal counsel to Elliott Management Corporation and Shearman & Sterling LLP served as legal counsel to Barclays Capital Inc., the dealer manager for the offering.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics provider offering a full suite of services and solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, over-the-road truckload and intermodal services. Active On-Demand offers premium mission critical air and ground logistics solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which relate to future events. Forward-looking statements also include, among other things, statements regarding the use of proceeds retained by the company and whether the rights offering will increase the speed and likelihood of a full operational recovery. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases. These forward-looking statements are based on Roadrunner’s current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause Roadrunner’s actual results, performance, initiatives, or achievements, to differ materially from those expressed or implied in any forward-looking statement. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, Roadrunner assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof except as required by law. For a full discussion of risks and uncertainties, see the section entitled “Risk Factors” in Roadrunner’s Prospectus dated February 1, 2019.

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Contact:

Reputation Partners

Marilyn Vollrath

414-376-8834

ir@rrts.com